UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

______________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) February 23, 2013

BROWNIE’S MARINE GROUP, INC.

(Exact name of registrant as specified in its charter)

Nevada	000-28321	90-0226181
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

940 N.W. 1st Street, Fort Lauderdale, Florida 33311

(Address of Principal Executive Office) (Zip Code)

(954) 462-5570

(Registrant’s telephone number, including area code)

_____________________________________________________________

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02 Unregistered Sales of Equity Securities

Effective February 23, 2013 (the “Effective Date”), the Company issued an aggregate of 1,260,000,000 shares of one-year restricted common stock to 14 consultants and service providers, and to one Director in satisfaction of $378,000 of bonus payments for services performed during year ended December 31, 2012. The shares were valued at $0.0003 per share, which equals the closing price of the Company’s common stock on February 22, 2013 as reported on the OTCBB.

The Company relied upon exemption provided under Section 4(a)(2) of the Securities Act of 1933, as amended, for the issuance of the common stock. The certificates representing the common stock contain legends restricting transferability absent registration or applicable exemption.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As disclosed above under Item 3.02, on the Effective Date the Company agreed to pay bonuses in the aggregate amount of $305,000 to certain consultants, service providers, and a bonus of $73,000 to Mikkel Pitzner, a Director of the Company, in consideration for marketing services he provided; or a total bonus of $378,000 in this category. The Company paid the $378,000 in bonuses by issuing 1,260,000,000 shares of one-year restricted common stock valued at $0.0003 per share. Included in this share issuance were 243,333,333 shares of restricted common stock issued to Mr. Pitzner.

Additionally for the year ended December 31, 2012 the Company awarded a bonus of $67,000 payable to Robert Carmichael, the Company’s Chief Executive Officer. The bonus was authorized and approved by the Company’s Board of Directors. The bonus for $67,000 due to Robert Carmichael was accrued as of December 31, 2012 and shall be paid at which time deemed appropriate by the Company’s Board of Directors.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

BROWNIE’S MARINE GROUP, INC
Date: February 23, 2013	/s/ Robert Carmichael Robert Carmichael Chief Executive Officer